Form 10-K, Exhibit 13
period 1997-03-31
MONEY STORE AUTO TRUST 1997-4
filed 1998-06-29
CIK 1053437

EXHIBIT 13
                             SERVICER'S CERTIFICATE

In accordance with Section 4.6 of the Sale and Servicing Agreement dated as of November 30, 1997, the Money Store Auto Finance, Inc. reports the following information pertaining to Series 1997-4, for the calendar year 1997.

A. Information Regarding Monthly Distribution:

   1. NOTES

   (a) The aggregate amount of the distribution with
       respect to:
             Class A-1 Notes                                996,248.08
             Class A-2 Notes                                235,479.17
             Class A-3 Notes                                150,733.33

    (b)  The amount of the distribution set forth in
         paragraph A. 1. (a) above in respect of
         interest on:
             Class A-1 Notes                                60,318.49
             Class A-2 Notes                               235,479.17
             Class A-3 Notes                               150,733.33

   (c)   The amount of the distribution set forth in
         paragraph A. 1. (a) above in respect of
         principal of:
             Class A-1 Notes                               935,929.59
             Class A-2 Notes                               0
             Class A-3 Notes                               0

    2.   SERVICING FEE

   (a)   The aggregate amount of the Servicing Fee
         paid to the Servicer with respect to the
         preceding Monthly Perio from the Collection
         Account                                            97,342.87

   3.    OTHER FEES

   (a)   The aggregate amount of trustee fees paid to
         the Trustee from the Collection Account               208.33

   (b)   The aggregate amount of insurance premium
         paid to the Security Insurer from the Collection
         Account                                            16,325.00



   By:  /S/ HARRY PUGLISI
        ------------------
        Harry Puglisi
        Treasuruer